UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 30, 2009

RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-51438	20-1770738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)

(952) 857-8700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

On January 30, 2009, GMAC LLC (“GMAC”) exercised its option to convert its 806,344 units of  non-cumulative, non-participating, perpetual preferred membership interests in Residential Capital, LLC (“ResCap”) into the same number of preferred membership interests in IB Finance Holding Company, LLC (“IB Finance”). IB Finance owns GMAC Bank, a commercial bank chartered under the laws of the State of Utah.

Also on January 30, 2009, GMAC and ResCap entered into an agreement and consummated a transaction pursuant to which GMAC acquired 100% of ResCap’s remaining non-voting common interests in IB Finance, which common interests are attributable to the mortgage finance operations of GMAC Bank.  In exchange for ResCap’s interests in IB Finance, GMAC contributed to ResCap 8.500% Senior Secured Guaranteed Notes due 2010 of ResCap that GMAC had acquired in its recent exchange offer with a face amount of approximately $830.5 million and accrued interest and a fair value of approximately $608.5 million (the “GMAC Purchase Price”). The fair value of the ResCap notes was determined based on the average of two price quotations that GMAC and ResCap obtained from independent broker-dealers, one of which was selected by each party.  ResCap extinguished the $830.5 million face amount of the notes. The transaction was determined by an independent, third party financial advisor to be fair to ResCap from a financial point of view.

Until the 60th day after the closing of the transaction, ResCap has the right to offer the transferred IB Finance interests to other potential third-party purchasers for cash, other ResCap notes, or a combination of cash and ResCap notes. In the event that a third-party enters into an agreement with ResCap to purchase the IB Finance interests for a price greater than the GMAC Purchase Price, then GMAC can elect either (1) to retain the IB Finance interests and pay ResCap additional consideration equal to the difference between the third-party’s offered price and the GMAC Purchase Price, or (2) transfer the IB Finance interests to the third-party purchaser in exchange for cash, other ResCap notes, or a combination of cash and ResCap notes from the third-party purchaser, after receipt of which GMAC will remit to ResCap either cash, ResCap notes, or a combination of cash and ResCap notes, as the case may be, equivalent in value to the difference between the third-party purchase price and the GMAC Purchase Price. For the avoidance of doubt, if GMAC elects to transfer the IB Finance interests to the third-party purchaser, from and after January 30, 2009,  through the closing of the third-party transaction, GMAC shall be the holder, beneficially and of record, of the IB Finance interests and shall bear the assumed obligations and liabilities under the IB Finance LLC agreement.If (1) GMAC elects to transfer the IB Finance interests to the third-party purchaser, (2) the third party makes payment in ResCap notes and (3) the value of those notes has declined between the date a binding purchase agreement is signed with the third party and the closing of the third-party transaction, such that their value, combined with any cash consideration, is less than the GMAC Purchase Price, ResCap will have to pay the difference to GMAC. Similarly, if the value of the notes, combined with any cash consideration, has risen between such dates, ResCap will receive the difference from GMAC on the closing date of the third-party transaction.

In connection with the closing of the transaction, ResCap’s interests in IB Finance were released from the liens securing ResCap’s senior secured credit facility with GMAC and ResCap’s secured notes.

On January 30, 2009, two indirect subsidiaries of ResCap, Passive Asset Transactions, LLC and RFC Asset Holdings II, LLC, amended their loan agreement for a short-term, $430 million revolving credit facility with Residential Funding Company, LLC, GMAC Mortgage, LLC and ResCap as guarantors and GMAC as lender agent and initial lender to extend the maturity of the facility until March 31, 2009.

Item 9.01           Financial Statements and Exhibits

(d)      Exhibits.

10.1	Membership Interest Purchase Agreement between Residential Capital, LLC and GMAC LLC, dated January 30, 2009.

10.2	Second Amended and Restated Limited Liability Company Agreement of IB Finance Holding Company, LLC, dated January 30, 2009.

10.3
Amendment to Loan Agreement among  Passive Asset Transactions, LLC and RFC Asset Holdings II, LLC, as borrowers, Residential Funding Company, LLC, GMAC Mortgage, LLC and Residential Capital, LLC, as guarantors, and GMAC LLC as lender agent and initial lender, dated January 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2009

RESIDENTIAL CAPITAL, LLC

By:	/s/ James N. Young
James N. Young
Chief Financial Officer